Exhibit 10.13

March 28, 2022

By Email

Katie Lever

Re: Amendment to Employment Agreement

Dear Ms. Lever:

This letter hereby amends and modifies that certain letter agreement, (the “Employment Agreement”), dated as of March 19, 2021, by and between Lottery.com Inc. (f/k/a AutoLotto, Inc.), a Delaware corporation (the “Company”), and you, as follows:

a.	Effective as of March 10, 2022, Section 1 of the Employment Agreement is hereby amended by deleting the words “Chief Legal Officer” and replacing them with “Chief Operating Officer and Chief Legal Officer”.

b.	Effective as of February 14, 2022, Section 3(a) of the Employment Agreement is hereby amended by deleting “$425,000” and replacing it with “$500,000”.

c.	Effective as of February 14, 2022, Section 3(b) of the Employment Agreement is hereby amended by deleting “30%” and replacing it with “50%”.

This letter constitutes a writing signed by the Company and has been approved by the Board of Directors of the Company as required to effect a modification of the Employment Agreement pursuant to Section 18 of the Employment Agreement. Except as expressly modified by this letter, all terms and provisions of the Employment Agreement shall continue unchanged and in full force and effect.

This letter may be executed in counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument. Any facsimile or pdf copy (and any electronic signature) of any party’s executed counterpart of this letter will be deemed to be an executed original thereof.

If the terms and conditions of this Agreement are acceptable to you, please sign and date this letter below and return the signed and dated letter to me to acknowledge your agreement to this letter.

Sincerely,

Lottery.com Inc.

By:	/s/ Ryan Dickinson
Name:	Ryan Dickinson
Title:	President & CFO

ACKNOWLEDGED & AGREED:

/s/ Katie Lever
Katie Lever

Date: March 28, 2022